Exhibit 10.1
ACTUANT CORPORATION
OUTSIDE DIRECTORS’ DEFERRED COMPENSATION PLAN
(Conformed through the Second Amendment)
Actuant Corporation, a Wisconsin corporation, maintains the Actuant Corporation Outside Directors’ Deferred Compensation Plan (the “Plan”) for the benefit of non-employee Directors of the Company, to provide such Directors with certain deferred compensation benefits.
The Plan is designed to comply with the American Jobs Creation Act of 2004, as amended (the “Jobs Act”), and Section 409A of the Code, and final Treasury regulations issued thereunder, with respect to Non-Grandfathered Amounts under the Plan. “Grandfathered Amounts” shall mean the portion of the Participant’s Deferred Shares Account balance under the Plan (as defined below) as of December 31, 2004, the right to which was earned and vested (within the meaning of Treasury Regulation §1.409A-6(a)(2)) as of December 31, 2004, plus the right to future contributions to the Account the right to which was earned and vested (within the meaning of Treasury Regulation. §1.409A-6(a)(2)) as of December 31, 2004, to the extent such contributions are actually made, each determined by reference to the terms of the Plan in effect as of October 3, 2004, but only to the extent such Plan terms have not been materially modified (within the meaning of Treasury Regulation §1.409A-6(a)(4)) after October 3, 2004. Grandfathered Amounts shall include any earnings (within the meaning of Treasury Regulation. §1.409A-1(o)) attributable thereto. “Non-Grandfathered Amounts” shall mean the Participant’s Account balance under the Plan less any portion of the Participant’s Deferred Shares Account balance under the Plan constituting Grandfathered Amounts. Prior to January 1, 2009, it is intended that the Plan be interpreted according to a good faith interpretation of the Jobs Act and Section 409A of the Code, and consistent with published guidance thereunder, including, without limitation, IRS Notice 2005-1 and the proposed and final Treasury regulations under Section 409A of the Code. Treatment of amounts deferred under the Plan pursuant to and in accordance with any transition rules provided under all IRS published guidance and other applicable authorities in connection with the Jobs Act or Section 409A of the Code, including, without limitation, the adoption of the transition rules prescribed under Q&As 20 and 21 of IRS Notice 2005-1, shall be expressly authorized hereunder and shall be administered in accordance with procedures established by the Company or the Committee, as the case may be. In the event of any inconsistency between the terms of the Plan and the Jobs Act or Section 409A of the Code with respect to Non-Grandfathered Amounts, the terms of the Jobs Act and Section 409A of the Code shall prevail and govern.
Section 1.Definitions
The following words and terms shall have the indicated meanings wherever they appear in the Plan:

1.1	“Annual Deferral Amount” shall mean that portion of a Participant’s compensation that Participant elects to have and is actually deferred for any annual term of office.

1.2	“Board of Directors”, “Directors” or “Director” shall mean, respectively, the Board of Directors, the Directors or a Director of the Company.

1.3	“Committee” shall mean the Compensation Committee of the Board of Directors. The plan shall be administered by the Committee, as provided in Section 6.3.

1.4	“Company” shall mean Actuant Corporation

1.5	“Deferred Shares” shall mean the notional shares credited to Deferred Shares Accounts. The Market Price of Deferred Shares shall be equal to the Market Price of Shares.

1.6	“Deferred Shares Account” or “Account” shall mean the separate account established under the Plan for each Participant, as described in Section 3.2.

1.7
“Market Price” shall mean the closing sale price for Shares on a specified date or, if Shares were not then traded, on the most recent prior date when Shares were traded, all as is quoted in The Wall Street Journal reports of New York Stock Exchange Composite Transactions.

1.8	“Participant” shall mean each Director of the Company who participates in the Plan in accordance with its terms and conditions.

1.9	“Plan” shall mean the Actuant Corporation Outside Directors’ Deferred Compensation Plan as set forth herein, or as it may be amended from time to time by the Board of Directors.

1.10	“Plan year” shall mean the calendar year.

1.11	“Shares” shall mean shares of Common Stock of the Company.

1.12	“Short-Term Payout” shall mean the payout set forth in Section 4.

1.13	“Treasurer” shall mean the Treasurer of the Company who shall have responsibility for those functions assigned under the Plan.
Section 2.    Participation

2.1
Each Director who receives compensation under Section 3.1 is eligible to participate in the Plan. The effective date for his/her eligibility for participation in the Plan shall be the time of his/her first election as a Director for the ensuing term.

2.2
(a)    Each eligible Director may elect to participate in the Plan in such form and manner as will be determined by the Committee.

(b)    Any election by the Director to participate in the Plan must be made (i) within the first 30 days after the Director first becomes eligible to participate in the Plan (within the meaning of Treasury Regulation §1.409A-2(a)(7)(ii)) with respect to compensation paid for services to be performed after the election, or (ii) if that 30-day period has expired, no later than the December 31 preceding the year in which the Director will earn the compensation to be deferred (or such earlier date as determined by the Committee). Such election shall remain in effect until the end of the calendar year for which the Director’s election is applicable. In the event that the Director does not timely elect by December 31 of a given calendar year to participate in such manner as shall be determined by the Committee, s/he shall be deemed to have elected to defer no compensation during the subsequent calendar year, and such deemed election shall be irrevocable for that subsequent calendar year.

Section 3.    Compensation Deferred

3.1
A Participant may elect that the payment of all or a specified portion of the compensation otherwise payable to him in cash for services as a Director be deferred pursuant to the terms of this Plan. Such compensation includes retainer fees but does not include travel expense allowance or any other expense reimbursement.

3.2
(a) A Deferred Shares Account shall be established for each Participant which shall be notionally credited with the number of Shares that could be acquired with the amount deferred by the Participant under Section 3.1 above.

(b) In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or Shares of the Company, the Committee shall make such adjustment, if any, as it may deem appropriate in the number and kinds of Deferred Shares credited to the Deferred Shares Account.

3.3	Each Participant will receive a statement of the balance in his/her Account not less frequently than annually.
Section 4.    Short Term Payout

4.1
At the same time and in the same manner as a participant makes his/her election to defer his/her compensation into the Plan, all as determined by the Committee, a participant may elect to receive a future Short-Term Payout from the Plan with respect to the Annual Deferral Amount. The Short-Term Payout shall be a lump sum distribution of Shares equal to the number of the Deferred Shares in the Deferred Shares Account. Subject to the other terms and conditions of this Plan, each Short-Term Payout elected shall be paid within 60 days of the earlier of (i) the date selected by the Participant (which must be at least 5 years from the first day of the Plan Year for which the Director’s deferral election is effective, or (ii) the date the Participant ceases to be a Director.

Section 5.    Payment of Deferred Compensation

5.1
Upon the termination of a Participant’s services as a Director, and except as provided in Section 4.1, the payment of the Deferred Shares remaining in his/her Deferred Shares Account shall commence within 60 days following the date the Participant ceases to be a Director and shall be paid in accordance with the method elected by the Participant in such form and manner as determined by the Committee, as provided in Section 5.2.

5.2	Subject to Section 2.2 and this Section 5, and except as provided in Section 4.1 a Participant may elect any of the following methods of payment of the balance or balances in his/her Account:
(a) a lump sum distribution of Shares equal to the number of Deferred Shares in such account on the last business day before such payment, plus a cash payment equal to the amount of any excess which it has not been possible to convert into Deferred Shares in accordance with Section 3.2(a); or
(b) distributions in annual installments for a term of five or ten years, in each case in Shares equal to the number of Deferred Shares in such Account on the last business day before such distribution. The installment shares will be calculated by prorating the total number of Deferred Shares in the Deferred Shares Account equally over the applicable payout period. The first such payment shall be made in the calendar year following the year in which the Participant’s services as a Director are terminated, and the last such payment will include a cash payment equal to the amount of any excess which it has not been possible to convert into Deferred Shares in accordance with Section 3.2(a) as well as the dividends earned on the undistributed Deferred Shares during the installment payout period.

5.3
In the event of a Participant’s death before the balance in his/her Account is fully paid out, payment of such balance shall be made to the beneficiary or beneficiaries designated by the Participant in accordance with Section 5.5 or, if the Participant has made no such designation or no beneficiary survives, to the Participant’s estate. In either case, such payment shall be made in the same manner as provided with respect to payments to the Participant.

5.4
To the extent required by law in effect at the time any distribution is made from the Plan, the Company shall withhold any taxes and such other amounts required to be withheld by Federal, state or local governments. Further, to the extent required by law, the Company shall report amounts deferred and/or amounts taxable under the Plan to the appropriate governmental authorities, including, without limitation, to the United States Internal Revenue Service.

5.5
Each Participant may, pursuant to such procedures as the Committee may specify, designate one or more beneficiaries. A Participant may designate different beneficiaries (or may revoke a prior beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner. Any designation or revocation shall be effective only if it is received by the Committee. However, when so received, the designation or revocation shall be effective as of the date the notice is executed (whether or not the Participant still is living), but without prejudice to the Committee on account of any payment made before the change is recorded. The last effective designation received by the Committee shall supersede all prior designations and shall apply to all amounts remaining in the Participant’s Account. If a Participant dies without having effectively designated a beneficiary, or if no beneficiary survives the Participant, the Participant’s Account shall be payable to his or her surviving spouse, or, if the Participant is not survived by his or her spouse, the Account shall be paid to his or her estate. If any individual to whom a benefit is payable under the Plan is a minor or legally incompetent, the Company or the Committee shall determine whether payment shall be made directly to the individual, any person acting as his/her custodian or legal guardian under the Uniform Transfers to Minors Act, his/her legal representative or a near relative, or directly for his/her support, maintenance or education. Any payment made in accordance with the preceding sentence shall be a complete discharge of any and all obligations to make such payment under the Plan on behalf of such individual.

5.6
Each Participant and (in the event of death) his/her Beneficiary shall keep the Company advised of his/her current address. If the Company is unable to locate a Participant to whom a Participant’s Account is payable under this Section 5, the Participant’s Account shall be held in suspense pending location of the Participant, without any prejudice to the Committee or the Company (and each of their respective authorized delegates), as the case may be, including, without limitation, for any additional tax liability resulting from such delay in payment. If the Company is unable to locate a Beneficiary to whom a Participant’s Account is payable under this Section 5 within six (6) months (or, with respect to a Participant’s Non-Grandfathered Amounts, such other period during which payment must commence under this Section 5 or, if later, such other period permitted under Section 409A of the Code) of the Participant’s death, the Participant’s Account shall be paid to the Participant’s estate.

5.7
An amount equal to the number of Deferred Shares in the Participant’s Account multiplied by the dividend (if any) paid on Shares on each dividend payment date shall be credited to the Participant’s Account in the form of additional Deferred Shares as soon as practicable following the dividend payment date of such Shares.

Section 6.    General

6.1
The Company shall establish a rabbi trust (the “Trust”) to fund its future liability under the Plan. The Plan terms shall govern the rights of a Participant to receive distributions from the Plan. The Trust terms shall govern the rights of the Company, Participants and the creditors of the Company to the Trust assets. Participants and their beneficiaries shall have no legal or equitable rights, interests or claims in any property or assets of the Company. The right of any Participant or beneficiary to receive payment of any unpaid balance in any Account of the Participant shall be an unsecured claim against the general assets of the Company.

6.2
During a Participant’s lifetime, any payment under the Plan shall be made only to him/her. No sum or other interest under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt by a Participant or any beneficiary under the Plan to do so shall be void. No interest under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of a Participant or beneficiary entitled thereto.

6.3
Except as otherwise provided herein, the Plan shall be administered by the Committee which shall have the authority, subject to the express provisions of the Plan, to adopt, amend and rescind rules and regulations relating to the Plan, and to interpret, construe and implement the provisions of the Plan. Notwithstanding the foregoing, the Committee shall retain and exercise such discretion reserved hereunder only to the extent such retention and exercise of discretion does not violate the requirements of Section 409A of the Code with respect to a Participant’s Non-Grandfathered Amounts. The Committee shall have the power to delegate to any one or more of its members or to any other person, jointly or severally, the authority to perform for or on behalf of the Committee any one or more functions of the Committee under the Plan, as permitted under Section 409A of the Code and any other applicable laws.

6.4
The Plan may at any time or from time to time be amended, modified, or terminated by the Board of Directors, provided that no amendment, modification or termination shall (a) adversely affect the balance in a Participant’s Deferred Shares Account without his/her consent or (b) permit payment of such balance prior to the date specified pursuant to Sections 4.1 and 5.2 (except for payments provided in Section 6.5) without his/her consent.

6.5
If the Plan is terminated pursuant to this Section 6, the balances credited to the Accounts of the affected Participants shall be distributed to them at the time and in the manner set forth in Section 5; provided, however, that the Committee, in its sole discretion, may authorize accelerated distribution of Participants’ Accounts as of any earlier date; provided that with respect to Non-Grandfathered Amounts, such discretion reserved to the Committee to accelerate the form and timing of the distribution of Participants’ Accounts shall be exercised only to the extent the termination of the Plan arises pursuant to and in accordance with one of the following provisions:

(a)    Corporate Dissolution or Bankruptcy. The Plan is terminated and liquidated by the Company within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to Section 503(b)(1)(A) of the Bankruptcy Code, provided such amounts are included in the Participants’ gross incomes in the latest of the following years (of, if earlier, the taxable year in which such amounts are actually or constructively received) (i) the calendar year in which the Plan is terminated and liquidated, (ii) the first calendar year in which amounts are no longer subject to a substantial risk of forfeiture, or (iii) the first calendar year in which the payment is administratively practicable.
(b)    Change of Control Event. The Company takes irrevocable action to terminate and liquidate the Plan within the 30 days before or 12 months after the occurrence of a Change of Control (as defined in Section 409A of the Code and the regulations thereunder), provided that all other plans sponsored by the Company after the Change of Control with which the Plan is required to be aggregated under Section 409A of the Code are terminated and liquidated with respect to each Participant that experienced the Change of Control, so that all such Participants are required to receive a distribution of the amounts deferred under the Plan and such aggregated plans within 12 months of the date the Company took such irrevocable action to terminate and liquidate all such aggregated plans.
(c)    Termination of All Similar Arrangements. The Plan is terminated and liquidated by the Company, provided (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company; (ii) the Company terminates and liquidates all other plans required to be aggregated under Section 409A if the same Company had deferrals of compensation under all such aggregated plans, (iii) no payments are made on account of the terminations (other than payments that would have been payable in the absence of the plan terminations) within 12 months of the date the Company takes irrevocable action to terminate and liquidate all such aggregated plans, (iv) all payments are made within 24 months of the of the date the Company takes irrevocable action to terminate and liquidate all such aggregated plans, and (vi) within three years following the date the Company takes irrevocable action to terminate and liquidate all such aggregated plans, the Company does not establish any new nonqualified deferred compensation plans that would otherwise have been aggregated with the Plan under Section 409A of the Code if the same Participant participated in both plans.
(d)    Other. The Plan is terminated and liquidated pursuant to and in accordance such other events and conditions prescribed under Section 409A of the Code.
6.6    The Company shall, and hereby does, indemnify and hold harmless the Committee, the Company, and the members of the Committee (and each of their respective authorized delegates), from and against any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of the Committee, the Company, or any such member of the Committee.